EXECUTION COUNTERPART

         WAIVER AND AMENDMENT NO. 1 TO CREDIT AGREEMENT


           THIS WAIVER AND AMENDMENT NO. 1 TO CREDIT AGREEMENT (this "Amendment") dated as of April 8, 1997 by and among MORRISON FRESH COOKING, INC., a Georgia corporation (the "Borrower") and SUNTRUST BANK, ATLANTA, as lender (the "Lender").


                      W I T N E S S E T H:


           WHEREAS, the Borrower and the Lender are parties to a certain Credit Agreement dated as of March 6, 1996 (the "Credit Agreement"; defined terms used herein without definition shall have the meaning ascribed to such terms in the Credit Agreement);

          WHEREAS, the Borrower and the Lender have agreed to (i) waive compliance with certain financial covenants set forth in the Credit Agreement, and (ii) amend certain provisions of the Credit Agreement, all as more particularly set forth below;

           NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      SECTION I. Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in
Section 3 hereof, and effective as of February 28, 1997 (the "Effective Date"), the Credit Agreement is hereby amended as follows:

           a. Section 1.1 of the Credit Agreement is hereby amended by deleting the existing definition of "Revolving Loan
Commitment" in its entirety and substituting the following in lieu thereof:

           "Revolving Loan Commitment" shall mean the Lender's commitment to make advances to the Borrower in an aggregate amount outstanding not to exceed the amount of $10,000,000, as the same may be increased or decreased from time to time as a result of any reduction thereof pursuant to Section 2.03, any assignment thereof pursuant to Section 9.06 or any amendment thereof pursuant to Section 9.02."

           b. Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions of "Net Proceeds of Asset Sales" and "Uncommitted Note" in appropriate alphabetical order:

           "Net Proceeds of Asset Sales" shall mean, with respect to any sale or other disposition of assets, all cash or cash receivables received by the Borrower or one of its Subsidiaries as a result of or in connection with such transaction, net of reasonable sale expenses, fees and commission incurred and taxes paid or expected to be paid within the succeeding twelve months in connection therewith."

           "Uncommitted Note" shall mean that certain Uncommitted Note dated as of April _, 1997, made by the Borrower in favor of Lender in the amount of $5,000,000 evidencing advances made by the Lender to the Borrower pursuant thereto in Lender's sole discretion, which advances are payable upon demand by Lender, either as originally executed or as hereafter amended, modified or supplemented."

           c. Section 2.01(b) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and adding the following subsection (b) in lieu thereof:

           "(b)  Amount  and  Terms of Loans.   Effective  as  of
     March  19,  1997, each Loan outstanding hereunder  shall  be deemed to have been made and shall continue to be outstanding as a Base Rate Loan and shall be in a principal amount of not less than $500,000 or a greater integral multiple of $50,000; provided that no breakage charges shall be assessed against the Borrower for any conversion of Eurodollar Loans to Base Rate Loans as of such date. Notwithstanding any provision of this Agreement to the contrary, the Borrower shall not be entitled to request any Overnight Loan or Eurodollar Loan hereunder following March 19, 1997.

           d.    Section 2.03 is hereby amended by deleting  such
Section  in  its entirety and substituting the following  Section
2.03 in lieu thereof:

          "Section 2.03.  Reduction of Revolving Loan Commitment.

           (a) Voluntary Reduction of Revolving Loan Commitment. Upon at least three (3) Business Days' prior telephonic notice (promptly confirmed in writing) to the Lender, Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Revolving Loan Commitment, in part or in whole, provided that, any partial termination pursuant to this Section 2.03(a) shall be in an amount of at least $5,000,000 and in integral multiples of $1,000,000.

           (b) Mandatory Reduction of Revolving Loan Commitment. Within ten (10) Business Days after the Borrower or any Subsidiary shall receive the Net Proceeds of Asset Sales of any asset sale or disposition pursuant to Section 7.03(b)(iv), the Borrower shall simultaneously (i) deliver a written notice to the Lender of such sale or disposition together with a calculation of the Net Proceeds of Asset Sales thereof, and (ii) shall prepay the Loans outstanding pursuant to the Revolving Loan Commitment in the amount of such Net Proceeds of Asset Sales. The Revolving Loan Commitment shall automatically be permanently reduced by the amount of such Net Proceeds of Asset Sales on the earlier of
     (i) the date of delivery of the Borrower's certificate required by the preceding sentence and (ii) the date which is ten (10) Business Days after Borrower's receipt of such Net Proceeds of Asset Sales. Upon reduction of the Revolving Credit Commitment hereunder, the Lender shall increase the amount of the Uncommitted Note by the amount of such reduction; provided that, nothing set forth herein shall be construed as an obligation of the Lender to make or continue any advance pursuant to the Uncommitted Note, each of which advances shall be made in the sole discretion of the Lender and shall be payable on demand."

           e.    Section 2.04 is hereby amended by deleting  such
section in its entirety and substituting the following in lieu thereof:

           "Section 2.04. Mandatory Pay-Out of Revolving Loans. Commencing with the last day of the first fiscal quarter of Borrower's Fiscal Year 1998 and continuing throughout the remaining term of the Revolving Loan Commitment, on any date of determination, there shall have been at least ninety (90) days during the four most recently ended fiscal quarters of the Borrower when no Loans shall have been outstanding pursuant to the Revolving Loan Commitment (which days need not be consecutive but all of which shall coincide with dates when the amounts outstanding pursuant to the Uncommitted Note permitted by Section 7.01(i) hereof shall also have been reduced to $0) .

           f.   Section 6.08(a) of the Credit Agreement is hereby
amended   by  deleting  such  subsection  in  its  entirety   and
substituting the following subsection (a) in lieu thereof:

           "(a) Fixed Charge Coverage. Maintain at all times during the periods set forth below, a Fixed Charge Coverage Ratio greater than the ratio set forth opposite such period below, measured as of the last day of each fiscal quarter of the Borrower for the immediately preceding four fiscal quarters of the Borrower ending on such date:


     Period Fixed Charge Coverage Ratio

     Fiscal Year End 1996 to but not
     including the last day of Third Fiscal
     Quarter 1997                                 1.50:1.0

     Last Day of Third Fiscal Quarter 1997
     to but not including the last day of
     First Fiscal Quarter 1998                    1.00:1.0

     Last Day of First Fiscal Quarter 1998 and
     thereafter                                        1.75:1.0

     Notwithstanding the foregoing: (i) the calculation of the Fixed Charge Coverage Ratio on June 1, 1996 shall be made solely with respect to the fiscal quarter ending on such date, (ii) the calculation of the Fixed Charge Coverage Ratio on August 31, 1996 shall be made solely with respect to the two fiscal quarters ending on that date, and
     (iii) the calculation of the Fixed Charge Coverage Ratio on November 30, 1996 shall be calculated solely with respect to the three fiscal quarters ending on such date."

           g. Section 7.01(i) of the Credit Agreement is hereby amended by deleting such subsection (i) in its entirety and substituting the following in lieu thereof:

          "(i) Unsecured Indebtedness of the Borrower pursuant to the Uncommitted Note provided that, effective as of the end of the first Fiscal Quarter of 1998, all of such Indebtedness shall simultaneously be paid to $0 for a period of 90 days during each four fiscal quarters of the Borrower which days shall coincide with the days when the Revolving Loans are reduced to $0 in accordance with Section 2.04 hereof; and"

           h. Section 7.03(b)(iv) of the Credit Agreement is hereby amended by deleting such clause (iv) in its entirety.

           i. Section 7.05 of the Credit Agreement is hereby amended by deleting the reference to "$25,000,000" in the last line thereof and substituting the same with a reference to "$15,000,000".

          j. The Credit Agreement is hereby amended by deleting the reference to the Revolving Loan Commitment on the signature page of the Lender thereto.

      SECTION 2. Waiver. The Borrower has informed the Lender that the Borrower was not in compliance with Section 6.08(a) (Fixed Charge Coverage Ratio) of the Credit Agreement for the period ending on November 30, 1996. Therefore, the Lender hereby waives any Default or Event of Default caused by any such failure of the Borrower to comply with such provision of the Credit Agreement for such fiscal period.

      SECTION 3. Conditions of Effectiveness. This Amendment shall become effective as of the Effective Date on the first day when each of the following conditions shall have been satisfied:

           a. This Amendment shall have been executed by the Lender and executed and delivered to the Lender by the Borrower.

           b. The Borrower shall have executed and delivered to the Lender the Uncommitted Note.

           c. The Borrower shall have delivered to the Bank a Secretary's Certificate with respect to resolutions and incumbency evidencing the corporate authority of the officers of the Borrower executing and delivering this Amendment and the Uncommitted Note to do so.

      SECTION  4.   Representations and Warranties  of  Borrower.
Borrower, without limiting the representations and warranties provided in the Credit Agreement, represents and warrants to the Lender as follows:

            a. The execution, delivery and performance by Borrower of this Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action) and do not and will not (a) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the articles of incorporation or by-laws of Borrower or any indenture, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its properties is bound or (b) be in conflict with, result in a breach of, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

           b. This Amendment constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

          c. No Default or Event of Default has occurred and is continuing as of the Effective Date.

     SECTION 5. Survival. Each of the foregoing representations and warranties and each of the representations and warranties made in the Credit Agreement shall be made at and as of the Effective Date. Each of the foregoing representations and warranties shall constitute a representation and warranty of Borrower under the Credit Agreement, and it shall be an Event of Default if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time when made. Each of the representations and warranties made under the Credit Agreement (including those made herein) shall survive and not be waived by the execution and delivery of this Amendment or any investigation by the Lender.

      SECTION 6. No Waiver, Etc. Borrower hereby agrees that except as expressly set forth in Section 2 above, nothing herein shall constitute a waiver by the Lender of any Default or Event of Default, whether known or unknown, which may exist under the Credit Agreement. Borrower hereby further agrees that no action, inaction or agreement by the Lender, including without limitation, any indulgence, waiver, consent or agreement altering the provisions of the Credit Agreement which may have occurred with respect to the non-payment of any obligation during the terms of the Credit Agreement or any portion thereof, or any other matter relating to the Credit Agreement, shall require or imply any future indulgence, waiver, or agreement by the Lender. In addition, Borrower acknowledges and agrees that it has no knowledge of any defenses, counterclaims, offsets or objections in its favor against the Lender with regard to any of the obligations due under the terms of the Credit Agreement as of the date of this Amendment.

      SECTION 7. Affirmation of Covenants. Borrower hereby affirms and restates as of the date hereof all covenants set forth in the Credit Agreement, as amended hereby, and such covenants are incorporated by reference herein as if set forth herein directly.

      SECTION 8. Ratification of Credit Agreement. Except as expressly amended herein, all terms, covenants and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect, and the parties hereto do expressly ratify and confirm the Credit Agreement as amended herein. All future references to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

     SECTION 9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, successors-in-titles, and assigns.

     SECTION 10. Costs and Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities hereunder and thereunder.

      SECTION  11.   Governing  Law.   This  Amendment  shall  be
governed by, and construed in accordance with, the laws of the State of Georgia.

      SECTION 12. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotia tions or agreements, whether written or oral, with respect thereto.

      SECTION 13. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered by telecopier. Each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.


              [SIGNATURES SET FORTH ON NEXT PAGE]
           IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their authorized officers as of the date first above written.

                    MORRISON FRESH COOKING, INC.


                    By:       /s/ Craig D. Nelson
                                                                         Name:
                                 Craig D. Nelson
                    Title:    Senior Vice President, Finance

                    [CORPORATE SEAL]


                    Attest:   /s/ Mitchell S. Block
                    Name:     Mitchell S. Block
                    Title:    Secretary


                    SUNTRUST BANK, ATLANTA


                    By:       /s/ Jeffrey A. Howard
                    Name:     Jeffrey A. Howard
                    Title:    Vice President


                    By:       /s/ F. M. Deover
                    Name:     F. M. Deover
                                                                         Title:
                                 Group Vice President






















                           DEMAND NOTE


                                                    April 8, 1997


      MORRISON FRESH COOKING, INC., a Georgia corporation (the "Company"), promises to pay to the order of SUNTRUST BANK, ATLANTA (the "Bank") ON DEMAND the principal sum of FIVE MILLION DOLLARS ($5,000,000) or so much thereof as may be from time to time disbursed hereunder, plus interest on the unpaid principal balance as hereinafter provided.

      Principal may be disbursed hereunder in the sole discretion of the Bank in one or more disbursements (hereinafter an "Advance" and collectively the "Advances"), which in the aggregate shall at no time exceed the principal amount of this Note. The interest period of any Advance shall not exceed 90 days. On the last day of any applicable interest period with respect to each Advance, the Company may request a renewal of such Advance; provided, that the Bank shall have no obligation or commitment to renew such Advance, notwithstanding that the Bank may have previously renewed such Advance or any other Advance.

      Interest shall accrue at the Quoted Rate and shall be due and payable on the last day of each interest period and ON DEMAND for final payment. Should the Company fail for any reason to pay this Note in full on the date of any demand, the Company further promises to pay interest on the unpaid amount from such date until the date of final payment at a default rate equal to the Bank's Prime Rate plus 4% per annum. Should legal action or an attorney at law be utilized to collect any amount due hereunder, the Company further promises to pay all costs of collection, including 15% of such unpaid amount as attorneys' fees. All amounts due hereunder may be paid at any office of Bank.

      "Prime Rate" shall mean that rate of interest designated by the Bank from time to time as its Prime Rate, which may not be its lowest rate of interest. "Quoted Rate" shall mean the per annum rate of interest quoted by the Bank in its discretion to the Company on the day of any requested advance.

      The amount of interest accruing and payable hereunder shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

      As security for the payment of this and any other liability of the Company to the Bank, direct or contingent, irrespective of the nature of such liability or the time it arises, the Company hereby grants a security interest to the Bank in all property of the Company in or coming into the possession, control or custody of the Bank, or in which the Bank has or hereafter acquires a lien, security interest, or other right. Upon default, the Bank may, without notice, immediately take possession of and then sell or otherwise dispose of the collateral, signing any necessary documents as the Company's attorney-in-fact, and apply the proceeds against any liability of the Company to the Bank. Upon demand, the Company will furnish such additional collateral, and execute any appropriate documents related thereto, deemed necessary by the Bank for its security. The Company further authorizes the Bank, without notice, to set-off any deposit or account and apply any indebtedness due or to become due from the Bank to the Company in satisfaction of any liability described in this paragraph, whether or not matured. The Bank may, without notice, transfer or register any property constituting security for this note into its or its nominee name with or without any indication of its security interest therein.

      This Note shall immediately become due and payable, without notice or demand, upon the filing of any petition or the commencement of any proceeding by or against the Company for relief under bankruptcy or insolvency laws, or any law relating to the relief of debtors, readjustment or indebtedness, debtor reorganization, or composition or extension of debt.

      The failure or forbearance of the of the Bank to exercise any right hereunder, or otherwise granted by law or another agreement, shall not affect or release the liability of the Company, and shall not constitute a waiver of such right unless so stated by the Bank in writing. The Bank may enforce its rights against the Company or any property securing this Note without enforcing its rights against any guarantor or other obligor, property, or indebtedness due or to become due to any such guarantor or obligor. The Company agrees that the Bank shall have no responsibility for the collection or protection of any property securing the Note, and expressly consents that the Bank may from time to time, without notice, extend the time for payment of this Note, or any part thereof, waive its rights with respect to any property or indebtedness, and release any guarantor or other obligor from liability, without releasing the Company from any liability to the Bank. THIS NOTE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY WAIVES ITS RIGHT TO A JURY TRIAL. TIME IS OF THE ESSENCE. PRESENTMENT, NOTICE OF DISHONOR, NOTICE OF DEMAND AND PROTEST ARE HEREBY WAIVED BY THE COMPANY.

               Executed under hand and seal on the date set forth above.

                         MORRISON FRESH COOKING, INC.

                         By:  /s/ Craig D. Nelson
                              CRAIG D. NELSON
                              Senior Vice President - Finance

                         Attested By:   /s/  Mitchell S. Block
                                        MITCHELL S. BLOCK
                                        Secretary